Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – October 27, 2016 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.1 million on revenue of $19.6 million for the third quarter ended September 25, 2016. For the quarter ended September 27, 2015, the Company reported operating income of $1.2 million on revenue of $19.0 million.

“Successful execution of the strategy to diversify beyond our core U.S. government/defense business while abiding by our business model parameters produced solid third quarter results,” said Michael D. Popielec, President and Chief Executive Officer. “Although weak economic conditions continued to constrain revenue growth, we delivered operating income for the third quarter that was more than double the second quarter, and profitability for the eighth consecutive quarter. We also remain poised to achieve profitable growth for 2016. Finally, we continue to build resources to support investments in organic and inorganic growth opportunities through greater operating leverage and inventory reductions.”

Third Quarter 2016 Financial Results

Revenue was $19.6 million, an increase of $0.6 million, or 3.1%, compared to $19.0 million for the third quarter of 2015 reflecting the addition of Accutronics and higher Communications Systems sales partially offset by lower core Battery & Energy sales. Battery & Energy Products sales declined to $14.9 million compared to $16.4 million last year due primarily to lower sales to a large U.S. government/defense OEM and lower 9-Volt sales, partially offset by higher medical sales, the contribution of Accutronics, and a large shipment to a non-U.S. government/defense customer. Communications Systems sales grew 76.6% to $4.7 million compared to $2.7 million for the same period last year reflecting shipments under the Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) Program.

Gross profit was $6.0 million, or 30.5% of revenue, compared to $5.9 million, or 31.0% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 30.3%, compared to 29.1% last year, an increase of 120 basis points reflecting favorable product mix including the contribution of Accutronics. Communications Systems’ gross margin declined to 31.4% compared to 42.4% for the prior year primarily due to sales mix.

Operating expenses were $4.9 million compared to $4.7 million last year reflecting the addition of Accutronics, partially offset by certain cost reduction actions along with continued tight control over discretionary spending. Operating expenses were 24.8% of revenue equal to 24.8% of revenue for the year earlier period.

Operating income was $1.1 million compared to $1.2 million last year for an operating margin of 5.8% compared to 6.2% last year.

Net income was $1.0 million, or $0.07 per share, equal to net income of $1.0 million, or $0.07 per share, for the third quarter of 2015.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

	September 25,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$6,732	$14,533
Trade Accounts Receivable, Net	12,888	11,430
Inventories	24,877	23,814
Prepaid Expenses and Other Current Assets	2,692	2,169
Total Current Assets	47,189	51,946

Property, Equipment and Improvements, Net	8,551	9,038
Goodwill, Intangibles and Other Assets	27,817	20,538
Total Assets	$83,557	$81,522

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$6,323	$6,494
Accrued Compensation and Related Benefits	1,264	2,377
Accrued Expenses and Other Current Liabilities	3,889	1,976
Current Portion of Debt	-	-
Total Current Liabilities	11,476	10,847
Deferred Income Taxes and Other Non-Current Liabilities	5,528	4,659
Total Liabilities	17,004	15,506

Shareholders' Equity:
Common Stock	1,925	1,918
Capital in Excess of Par Value	177,737	177,007
Accumulated Deficit	(92,287)	(94,051)
Accumulated Other Comprehensive Loss	(2,221)	(907)
Treasury Stock	(18,433)	(17,808)
Total Ultralife Equity	66,721	66,159
Non-Controlling Interest	(168)	(143)
Total Shareholders’ Equity	66,553	66,016

Total Liabilities and Shareholders' Equity	$83,557	$81,522

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	September 25,	September 27,	September 25,	September 27,
	2016	2015	2016	2015
Revenues:
Battery & Energy Products	$14,943	$16,390	$47,142	$48,638
Communication Systems	4,688	2,654	13,693	8,538
Total Revenues	19,631	19,044	$60,835	$57,176

Cost of Products Sold:
Battery & Energy Products	10,420	11,616	32,738	34,538
Communication Systems	3,214	1,528	9,795	4,872
Total Cost of Products Sold	13,634	13,144	42,533	39,410

Gross Profit	5,997	5,900	18,302	17,766

Operating Expenses:
Research and Development	1,357	1,224	4,438	3,917
Selling, General and Administrative	3,502	3,503	11,745	11,037
Total Operating Expenses	4,859	4,727	16,183	14,954

Operating Income	1,138	1,173	2,119	2,812

Other Income (Expense)	(30)	5	(167)	(156)
Income Before Income Taxes	1,108	1,178	1,952	2,656

Income Tax Provision	92	130	213	312

Net Income	1,016	1,048	1,739	2,344

Net Loss (Income) Attributable to Non-Controlling Interest	3	(1)	25	23

Net Income Attributable to Ultralife Corporation	$1,019	$1,047	$1,764	$2,367

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.07	$.07	$.12	$.14

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.07	$.07	$.11	$.14

Weighted Average Shares Outstanding – Basic	15,207	15,633	15,262	16,503

Weighted Average Shares Outstanding – Diluted	15,298	15,740	15,446	16,550